EXHIBIT 3.4
CERTIFICATE OF INCORPORATION
OF
TRIAD FINANCIAL SM INC.
ARTICLE ONE
          The name of the corporation is Triad Financial SM Inc.
ARTICLE TWO
          The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE THREE
          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOUR
          The total number of shares of stock which the corporation has authority to issue is one thousand (1,000) shares of Common Stock, par value one cent ($0.01) per share.
ARTICLE FIVE
          The name and mailing address of the sole incorporator are as follows:
NAME AND MAILING ADDRESS
Barbara Beach
200 East Randolph Drive
Suite 5700
Chicago, Illinois 60601
ARTICLE SIX
          The corporation is to have perpetual existence.
ARTICLE SEVEN
          In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT
          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.
ARTICLE NINE
          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE TEN
          The corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.
ARTICLE ELEVEN
          The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.
ARTICLE TWELVE
          To the maximum extent permitted from time to time under the laws of the State of Delaware, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or stockholders, other than those officers, directors or stockholders who are employees of the Corporation. No amendment or repeal of this Article Twelve shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities or which such officer, director, or stockholder becomes aware prior to such amendment or repeal.
Signature page to follow.

          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 22nd day of December, 2008.

/s/ Barbara A. Beach
Barbara A. Beach
Sole Incorporator